Exhibit (r)(3)

PERSONAL INVESTMENT TRANSACTIONS POLICY

I. INTRODUCTION

The Personal Investment Transactions Policy (referred to herein as the “Policy”) has been adopted pursuant to the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended. The Policy applies to all staff subject to the Code of Ethics or Code of Conduct (collectively, the “Code”) herein referred to as Access Persons of Oaktree. Defined terms used throughout this Policy are maintained in the Code Definitions document on Oaktree Central.

Conflicts of Interest

This Policy governs your personal investments in Securities as well as those of your Related Persons. All personal transactions in Securities, even Exempt Securities, are subject to the Insider Trading Policy. Laws and ethical standards, including the insider trading laws described in Oaktree Codes, impose duties on Oaktree and its Access Persons to avoid conflicts of interest between personal transactions and the investment transactions Oaktree makes on behalf of clients or any abuse of your position of trust or responsibility. Investments in non-Securities (e.g., personal purchase of land or multi-family property, not in an LLC or investment vehicle) may also pose a conflict of interest.

If you (i) act as executor, trustee, guardian, conservator, general partner or other fiduciary, or act in any capacity that has fiduciary or money management responsibilities or obligations which involve selecting, recommending or approving investments in Securities and (ii) have sole or overriding control or authority with respect to such decisions (i.e., you act as the executor of an estate for which you make investment decisions, have trading authority over a family member’s account), then any Securities transactions made in such capacity will be subject to the trading restrictions set forth herein. Access Persons subject to the Code of Ethics should review the restrictions on your ability to act as a fiduciary outside of your employment with Oaktree, which are set forth under the Outside Activities Policy.

The below outlined requirements are designed to reduce the possibilities for conflicts of interest and/or appearances of impropriety, while at the same time preserve reasonable flexibility and privacy. Note that your personal trading activity is shared with your manager and/or Oaktree management.

II. TRADING POLICIES AND REQUIREMENTS BASED ON SECURITY TYPE

Preclearance Procedures

Unless otherwise indicated in this Policy, preclearance is required if an Access Person or his or her Related Persons has, or as a result of the transaction acquires or disposes of, any direct or indirect Beneficial Ownership in the Security. Before taking any voluntary action with regards to a security, you should be aware of the Code requirements for that security type. The security types referenced herein are non-exhaustive and you should reach out to an Approving Officer with any questions.

Requests should be submitted within Oaktree’s automated personal trading system. You must wait until you receive preclearance through the system or directly from an Approving Officer before entering your order. Preclearance for transactions in publicly traded Securities, if granted, will be valid for the business day on which you receive it, plus the following business day. Approval for transactions in private placements, if granted, will be valid until the closing of the transaction. If the transaction is not completed within the approval window, you must obtain a new preclearance. Good-Til-Cancel (GTC) orders, or other order types that remain outstanding beyond the approval window, are not permitted. Post-approval of a transaction requiring preclearance is not permitted. An Approving Officer has the right to withdraw previously approved requests prior to the close of the approval window. Oaktree does not make a determination of the suitability of the investment.

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Trading & Disclosure Requirements Based on Security Type

Not subject to policy requirements

The following Securities and any associated transactions are exempt from the preclearance, Holding Period and disclosure requirements (“Exempt Securities”):

(a)	Currency

(b)	Direct debt obligations of the U.S. Government (i.e., treasury securities);

(c)	Bank certificates of deposit;

(d)	Bankers’ acceptances;

(e)	Commercial paper;

(f)	High-quality, short-term debt obligations, including repurchase agreements;

(g)	Money market funds;

(h)	Open-end mutual funds, except Public Oaktree Funds;

(i)	Undertakings for Collective Investments in Transferable Securities (UCITS) funds, except i) funds which are Basket Instruments; or ii) funds which are Public Oaktree Funds;

(j)	Open-end investment companies which are not registered under the Investment Company Act of 1940, as amended, or designated as UCITS funds and meet the Three Prong Test;

(k)	Unit investment trusts invested exclusively in open-end mutual funds, except Public Oaktree Funds; and

(l)	Interests in private funds offered by or through Oaktree.

(m)	Cryptocurrency transactions in the secondary market, purchases in the Metaverse and NFTs. Please refer to page 3 for cryptocurrency transactions that may require pre-approval.

Subject only to disclosure requirements

As the likelihood of a conflict of interest with any of Oaktree’s investment activities is considered low, the following Securities, including derivatives thereof, and any associated transactions are exempt from the preclearance and Holding Period, but not the disclosure requirements:

a)	Basket Instruments (i.e., ETFs);

b)	U.S. municipal bonds, excluding bonds issued by U.S. territories (i.e., Puerto Rico, American Samoa, Guam, the Northern Mariana Islands, and the U.S. Virgin Islands);

c)	U.S. government agency debt obligations;

d)	Debt obligations (i.e., sovereign state and provincial (municipal) debt) issued by G7 governments, excluding those issued by the U.S. government;

e)	Non-U.S. government savings bonds;

f)	Auction-rate money market instruments;

g)	Open-end investment companies which are not registered under the Investment Company Act of 1940, as amended, are not designated as a UCITS fund, and do not meet the Three Prong Test;

h)	Futures, options and other derivative instruments on currency (e.g., foreign exchange (FX) derivatives and cryptocurrency derivatives);

i)	Futures, options and other derivative instruments on non-financial commodities (e.g., pork belly contracts);

j)	Interest rate swaps;

k)	Involuntary transactions (i.e., assignment of an option position or exercise of an option at expiration, mandatory tender offers);

l)	Purchases through the reinvestment of dividends in an automatic dividend reinvestment plan (but not the investment of additional amounts under such plans);

m)	Purchases effected through automatic investment plans (i.e., direct purchase plans); and

n)	Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities (Note: the requirements of voluntary exercise of a right depend on the security type).

Subject to preclearance, disclosure and 60-day holding period requirements

All other Securities, including derivatives thereof, and any associated transactions not otherwise mentioned above are subject to preclearance, 60 calendar day Holding Period and disclosure requirements. This includes but is not limited to:

a)	Common stock and preferred stock;

b)	Private placements;

c)	Debt obligations of non-G7 governments;

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d)	Convertible bonds;

e)	Corporate bonds;

f)	Public Oaktree Funds; and

g)	Unit investment trusts that are invested exclusively in shares of Public Oaktree Funds.

Trading Restrictions

Violation of these restrictions may require reversal of the transaction and/or any resulting profits being subject to disgorgement at the discretion of an Approving Officer.

No Access Person or his or her Related Persons may:

•	Participate in an initial public offering or in a public offering of a new issue, other than a pre-approved special-purpose acquisition company (SPAC) brought to the market. Exempt Securities as listed above, are not subject to this restriction.

•	Trade, directly or indirectly, any Security of an issuer that is on an applicable restricted securities list, unless such transaction is subject to an exemption and is pre-approved by an Approving Officer.

•	Enter into a short sale transaction or any transaction that has the same economic effect (e.g., short common stock, purchase a put option or sell a naked call option) on any Security of an issuer for which a position is held long in an Oaktree client account.

•	Purchase and sell, or sell and purchase, the same Security within 60 calendar days. The 60 calendar day Holding Period applies to all Security types that are subject to preclearance requirements.

(i)	You must hold your position for a minimum of 60 calendar days without any opposing activity; the trade date does not count as day one. The Last In, First Out method is used and is applied at the Security level across all accounts. For example, you may not: i) buy and then sell the same Security within 60 calendar days or sell and then buy the same Security within 60 calendar days; or ii) enter into a short sale and then place a buy-to-cover trade for the same Security within 60 calendar days.

(ii)	When opening or building an option position, the expiration date must be greater than 60 calendar days from the date purchased or sold.

(iii)	Exceptions may be granted on a case-by-case basis in writing or communicated more broadly by an Approving Officer in the event of a significant market disruption or downturn. If an exception is granted, at the discretion of an Approving Officer, any resulting profits may need to be disgorged.

•	Trade Securities offered in a private placement (other than those offered by or through Oaktree) except with the prior approval of their department or investment strategy head, and an Approving Officer.

(i)	The pre-approval requirement for private placements includes, but is not limited to, i) hedge funds, private equity funds, or funds of funds seeking to raise capital for investment purposes, equity crowdfunding, initial coin offerings (ICOs), token launches, and cryptocurrency crowd sales; ii) limited liability companies, limited partnerships or other types of private legal entities looking to raise capital; and iii) other assets that have characteristics of a security (ownership/shares of profits in an entity/venture). Personal investments in a friend’s business venture or start-up, in a limited partnership formed to purchase real estate and all crowdfunding opportunities are also examples of private placements.

(ii)	An Approving Officer will take into consideration, among other factors, whether the investment opportunity the Access Person has been offered should be reserved for the benefit of Oaktree’s clients.

•	Participate in Spread Betting on Securities, indices, interest rates, currencies or commodities.

•	Transact in Contracts for Differences

No Investment Professional or his or her Related Persons may:

•	Purchase, sell or sell short any Security that is subject to disclosure requirements, other than Basket Instruments, for a period of 15 business days before and 15 business days after any related Security (i.e., equity to equity, equity to convertible bond) is traded on behalf of any Oaktree client account for which such Investment Professional’s department is involved in the investment decision-making process. If you wish to trade a Security of an issuer that is followed by your department, other than Basket Instruments, in addition to an Approving Officer approval, you must obtain approval from your department head.

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•	Profit from the purchase and sale, or sale and purchase, of the same Security within 60 calendar days if the Investment Professional provides investment advice to open-end investment companies registered under the Investment Company Act of 1940, as amended (i.e., open-end mutual funds and exchange traded funds). The Securities subject to this prohibition are those Securities and related Securities owned or that might reasonably be considered as potential or eligible investments by such fund (including underlying equity Securities and Basket Instruments) (i.e., equity to equity, equity to convertible bond, corporate bond to corporate bond). The foregoing also applies to short sale transactions.

III. ADDITIONAL TRADING REQUIREMENTS

Designated Broker Requirement

All Access Persons and their Related Persons must maintain their brokerage accounts with a Designated Broker, including retirement (e.g., IRA) accounts, unless an exception has been granted by an Approving Officer. Oaktree Compliance approved managed accounts do not need to be maintained with a Designated Broker. All new Access Persons or Related Persons will have specific timeframes during which to close or transfer their brokerage accounts to a Designated Broker. Additionally, if you are a FINRA Registered Representative you are subject to pre-approval requirements in connection with opening new brokerage accounts.

If an exception to the Designated Broker requirements is granted by an Approving Officer, Oaktree personnel must ensure that their broker provides Oaktree Compliance with account statements no less frequently than a quarterly basis, provided that this is compliant with local regulations and laws. The account statements must state the name in which the account(s) is held and the account number(s). Oaktree personnel may be required to upload the account statements to ComplySci. Failure to comply may result in the requirement to close the account.

The Compliance department will request that brokerage firms add Oaktree as an interested party to all accounts, and Oaktree may receive account correspondence such as trade confirmations and statements.

Other types of financial accounts such as checking and savings accounts, mutual fund only and cryptocurrency wallets are not reportable and must only be disclosed if they could hold Securities subject to reporting requirements.

Exceptions to the Designated Broker Requirement are granted on the condition that Access Persons and their Related Persons abide by all Code requirements and upload statements in a timely fashion. Oaktree reserves the right to revoke such exceptions at any time.

Security Gifting Requirements

The gifting of a Security by you or your Related Persons (including any donation of a Security to a charitable or non-profit organization) is considered a sale transaction for purposes of this Policy. Depending on the Security type you or your Related Person wishes to gift, the transaction may be subject to pre-clearance, disclosure and/or Holding Period requirements. If you receive approval you may only send the instructions to your broker to gift the Security during the approved trading window period. Once a Security that is subject to disclosure requirements is transferred, you should email Compliance to ensure the gifting transaction is properly recorded.

You and your Related Persons do not need to pre-clear the receipt of a gifted Security so long as: i) the giver is not a current or prospective client or a provider of goods or services to Oaktree and does not otherwise have dealings with Oaktree and ii) the gifted Security was selected at the full discretion of the giver and not at your request or direction or that of a Related Person. However, if you or your Related Person selects the Security to be received as a gift, the transaction is subject to the standard personal trading requirements for a purchase of the Security type. As soon as possible after you or your Related Person receives a gifted Security subject to the disclosure requirements, you must contact Compliance so that the Security may be appropriately recorded.

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Managed Accounts

Transactions and holdings in an account over which the Access Person or his or her Related Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust) are considered Exempt Securities, if an Oaktree managed account agreement has been completed and compliance has approved. In addition, you must complete annual managed account certifications and are responsible for alerting compliance to any changes in the status of your managed account or change in the relationship with your financial advisor

Investment Savings Plans

Investment savings plans or schemes (e.g., corporate pension and retirement plans and schemes, educational savings plans/529s, governmental retirement plans) vary. In order to determine the Policy requirements, you must first determine whether you or your Related Persons have control/discretion over the investments held by the plan or scheme. If there is no control/discretion, then the plan or scheme is not subject to disclosure (including 529 plans held in brokerage institutions). If there is control/discretion regarding the selection of the investments and the available investment options include Security types other than Exempt Securities, then the preclearance, Holding Period and disclosure requirements apply.

Reviewing Transactions

Compliance reviews preclearance requests and performs reconciliations between such approvals and the broker confirmations/statements. No Approving Officer shall be responsible for reviewing and reconciling his or her own personal trading activity. For the avoidance of doubt, Approving Officers are not authorized to grant preclearance for his or her requests or those of his or her Related Persons.

IV. EXEMPTIVE RELIEF

In addition to the Exemptive Relief considerations outlined elsewhere in the Code, under appropriate circumstances, an Approving Officer may authorize a personal transaction involving a Security subject to actual or prospective purchase or sale for Oaktree’s clients, where the personal transaction would be very unlikely to affect the market for such Security, where the Oaktree Access Person is not in possession of MNPI, or if the Approving Officer believes that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety.

V. ADDITIONAL REPORTING REQUIREMENTS

Access Persons must complete initial, quarterly and annual disclosures/certifications even if such Access Person and their Related Persons have no reportable accounts, holdings or transactions in Securities during the period covered by the certification. You are charged with the responsibility for making sure your disclosures/certifications are accurate and timely. Any effort by the Compliance department to facilitate this process does not change or alter this responsibility.

It may be possible for Access Persons to exclude accounts held by a Related Person if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person does not have any Beneficial Ownership over the Related Persons account, or if the Access Person does not act as executor, trustee, guardian, conservator, general partner or other fiduciary over the Related Persons account. Access Persons must receive approval from an Approving Officer to allow for this exclusion.

Reach out to an Approving Officer promptly if your reporting obligations have changed for a Related Person (e.g., divorce, child is no longer a minor, you now have power of attorney over an account, inheritance).

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Initial Reports

All Access Persons must complete an Initial Holdings Report within 10 calendar days of the commencement of employment or engagement. The Initial Holdings Report must include details of all Securities positions subject to the disclosure requirements held by the Access Person or Related Persons and must be based on information that is current as of a date not more than 45 days prior to the date such person became an Access Person. All Access Persons must also complete the Initial List of Personal Brokerage Accounts form ensure that all brokerage accounts for yourself and those of your Related Persons are included on the form, including any managed account or blind trust. After completing the Initial List of Personal Brokerage Accounts form, the submission of subsequent changes to brokerage account information should be conducted via ComplySci.

Quarterly Obligations

All Access Persons must complete quarterly Accounts and Transactions Only certifications in ComplySci by no later than the 30th day of January, April, July and October. You will be certifying that Compliance has an accurate record of all transactions in your Accounts during the quarter, other than those that are not subject to the disclosure requirements and Securities purchased through automatic dividend reinvestment plans as these transactions and resulting positions are reconciled annually as part of the annual certification process.

In addition to the personal investment transaction reporting component of the certification, every Access Person must ensure that Compliance has an accurate inventory of all personal brokerage accounts, including those of their Related Persons. It is the Access Person’s responsibility to add relevant brokerage account information within ComplySci If an account has been closed, the Access Person must contact the Compliance department who will, after obtaining appropriate supporting documentation, reflect the account as closed within ComplySci.

Annual Reports

All Access Persons must also complete an annual Accounts, Holdings and Transactions certification due by no later than the 30th day of January using Oaktree’s automated personal trading system. In addition to the information included under the quarterly certification, this annual certification must include all Securities positions subject to the disclosure requirements held by you and your Related Persons and such information must be based on such positions no later than 45 days preceding the filing date of the report.

Version Date	Summary of Action	Approver

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11/17/2022	Periodic Review - no material changes made. Investment professional black-out period extended from five to 15 business days. Managed accounts may be held with non-designated broker.	Adam Himmelberger, vice president
8/16/23	Clarified approved managed accounts do not require statements	Adam Himmelberger, vice president
10/18/23	Replaced reference to “firm- wide restricted list” with language reflecting move to permanent information wall silo restricted lists.	Adam Himmelberger, vice president

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